UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SEVCON, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-(6) (i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

SEVCON, INC.

155 NORTHBORO ROAD, SOUTHBOROUGH, MASSACHUSETTS 01772
TELEPHONE (508) 281-5510

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the annual meeting of the stockholders of Sevcon, Inc., a Delaware corporation, will be held at the offices of Locke Lord LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts, at 5:00 p.m. on Tuesday, February 2, 2016, for the following purposes:

1.	To elect two directors, each to hold office for a term of one year.

2.	To approve an increase in the number of shares issuable under the Company’s 1996 Equity Incentive Plan.

3.	To ratify, by an advisory vote, the selection of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.

4.	To approve, by an advisory vote, the fiscal 2015 compensation of the Company’s executive officers.

5.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on December 9, 2015 are entitled to notice of the meeting or to vote thereat.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

By order of the Board of Directors,

MATTHEW C. DALLETT
Secretary
Dated December 29, 2015

PROXY STATEMENT

INFORMATION CONCERNING THE PROXY SOLICITATION

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 2, 2016:

This Proxy Statement and the Annual Report are available to the Company’s stockholders electronically via the Internet at www.proxyvote.com

Approximate Date of Mailing: January 4, 2016

The enclosed proxy is solicited by and on behalf of the Board of Directors of Sevcon, Inc. (the “Company”) for use at the annual meeting of stockholders of the Company to be held on Tuesday, February 2, 2016 at 5:00 p.m. at the offices of Locke Lord LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts (see www.lockelord.com/thefirm/offices/boston for directions), and any adjournments or postponements thereof. It is subject to revocation at any time prior to the exercise thereof by giving written notice to the Company, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by the Company. Such solicitation will be made by mail and in addition may be made by the officers and employees of the Company personally or by telephone or e-mail. Forms of proxy and proxy materials will also be distributed, at the expense of the Company, through brokers, custodians and other similar parties to beneficial owners.

On December 9, 2015, the Company had outstanding 3,694,872 shares of Common Stock, $0.10 par value, which is its only class of stock outstanding and entitled to vote at the meeting. Stockholders of record at the close of business on December 9, 2015 will be entitled to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his or her name on the record date. The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of Walter Schenker and Marvin Schorr as directors, FOR the increase in the number of shares issuable under the Company’s 1996 Equity Incentive Plan, FOR the ratification of the selection of the Company’s independent registered public accounting firm and FOR approval of the Company’s fiscal 2015 executive compensation.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides information as to the ownership of the Company’s Common Stock as of December 9, 2015 by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock, (ii) the executive officers named in the Summary Compensation Table below, and (iii) all current executive officers and directors of the Company as a group. Beneficial ownership by individual directors who will continue to serve after the meeting and nominees for director is shown in the table on pages 3 to 11 below. In calculating the number and percentage of shares beneficially owned, we have included any shares that could be acquired by the conversion of Series A Convertible Preferred Stock to common stock.

Name and Address Of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class
Mario J. Gabelli/GGCP, Inc./GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	2,195,872 (2)	48.7%

Dr. Marvin G. Schorr 330 Beacon Street Boston, MA 02116	424,636 (3)	11.3%

Wells Fargo & Company/Wells Fargo Advisors, LLC 420 Montgomery Street San Francisco, CA	228,488 (4)	6.2%

Matthew Boyle Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	109,426 (5)	3.0%

Paul N. Farquhar Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	57,300 (6)	1.6%

All current executive officers and directors as a group (11 persons)	891,009 (7)	23.2%

(1)	Unless otherwise indicated, each owner has sole voting and investment power with respect to the shares listed or shares that power with his spouse.

(2)	As reported on Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”) on August 25, 2015, each of Mr. Gabelli, GGCP, Inc. and GAMCO Investors, Inc. is the beneficial owner of the shares shown, which are held in investment advisory accounts of various subsidiaries of GGCP, Inc. and GAMCO Investors, Inc. As further reported in that Schedule 13D/A, (i) GAMCO Asset Management, Inc., and Gabelli Securities, Inc., subsidiaries of GAMCO Investors, Inc., have sole investment power with respect to 962,673 of such shares (23.8% of the class) and 5,340 of such shares (0.14% of the class), respectively, (ii) GAMCO Asset Management, Inc., and Gabelli Securities, Inc. have sole voting power with respect to 932,673 of such shares and 5,340 of such shares, respectively, and (iii) Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc., has sole investment power with respect to 485,994 of such shares (12.5% of the class), and sole voting power with respect to 2,400 of such shares, while the proxy voting committee of certain funds advised by Gabelli Funds has sole voting power over the remainder of the Gabelli Funds shares. Teton Advisors, Inc., which is controlled by Mr. Gabelli, has sole voting and investment power with respect to 741,865 of such shares (18.7% of the class). The foregoing amounts include a total of 810,117 shares of common stock issuable upon conversion of 270,039 shares of Series A Convertible Preferred.

(3)	Includes (i) 67,344 shares of Common Stock issuable upon conversion of 22,448 shares of Series A Preferred and (ii) 1,800 shares of outstanding Common Stock and 702 shares of Common Stock issuable upon conversion of 234 shares of Series A Preferred that are owned by Dr. Schorr’s wife as to which he disclaims beneficial ownership.

(4)	As reported on Schedule 13G/A filed with the SEC on February 5, 2015.

(5)	Includes 27,369 shares of Common Stock issuable upon conversion of 9,123 shares of Series A Preferred.

(6)	Includes 6,978 shares of Common Stock issuable upon conversion of 2,326 shares of Series A Preferred.

(7)	Includes 150,900 shares of Common Stock issuable upon conversion of 50,300 shares of Series A Preferred.

PROPOSAL 1:	ELECTION OF DIRECTORS

Board of Directors and Nominees for Election

The Company’s Board of Directors has fixed the number of directors at eight. Members of the Board of Directors are divided into three classes and, until the 2015 annual meeting, served three-year staggered terms. At the 2015 annual meeting, the stockholders approved an amendment to the Company’s certificate of incorporation providing for phased elimination of the classified Board structure over three years. The directors elected at the 2015 annual meeting will each serve a three-year term expiring at the 2018 annual meeting, and their successors will be elected to a one-year term thereafter. The terms of the other two classes of directors expire at this annual meeting and at the annual meeting in 2017, and their respective successors will be elected for one-year terms thereafter. Accordingly, all directors will be elected on an annual basis by the 2018 annual meeting. Each director holds office until his or her successor has been elected or qualified or until the director’s earlier resignation or removal.

The terms of four of the Company’s current directors, Maarten D. Hemsley, Walter M. Schenker, Marvin G. Schorr, and David R. A. Steadman, expire at the 2016 annual meeting. Based on the recommendation of its Nominating and Governance Committee, the Board has nominated Mr. Schenker and Dr. Schorr for re-election to new one-year terms, and it has elected Mr. Steadman as Director Emeritus. The Board recommends that you vote for Mr. Schenker and Dr. Schorr. The Company is not presently aware of any reason that would prevent either of the Board’s nominees from serving as a director. If either Mr. Schenker or Dr. Schorr should become unavailable for election, the proxies will be voted for another nominee selected by the Board. In addition, the Company is including below information about two persons who have been nominated by shareholders. Alex Garden has been nominated by Ryan J. Morris, a current director and shareholder of the Company, and Matthew Goldfarb has been nominated by GAMCO Asset Management Inc. (“GAMCO”), a shareholder of the Company.  Each nominee has consented to serve if elected.

The following table contains information on the nominees for election at the annual meeting, each other person whose term of office as a director will continue after the meeting, and the Director Emeritus. The nominees for election at the meeting are indicated by an asterisk.

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor, Tech/Ops, Inc., Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)
Glenn J. Angiolillo (2) Age – 62	2018	Mr. Angiolillo has served as the President of GJA Management Corporation, a wealth management consulting and advisory firm, since 1998. Mr. Angiolillo served as a director of LICT Corporation within the past five years. Mr. Angiolillo’s qualifications to serve on the Board of Directors include his experience with commercial and corporate law, his record of service on the boards of several public companies, and his extensive corporate governance and investment experience.	2013	7,014 (#) (5)

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor, Tech/Ops, Inc., Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)
Matthew Boyle (1) Age – 53	2017	President and Chief Executive Officer of the Company since November 1997. Vice President and Chief Operating Officer of the Company from November 1996 to November 1997. As our Chief Executive Officer, Mr. Boyle represents management on the Board of Directors. His strong executive leadership and knowledge of our products, suppliers, customers and industry are valued highly by the Board.	1997	109,426 3.0%
William J. Ketelhut (1)(2)(4) Age – 63	2017
From 1994 to 2001, Mr. Ketelhut served as president of several business units of Invensys plc. a global automation, controls and processes solutions group.  He was President of Control Products at Honeywell International Inc., a global company with 15 major lines of business including semiconductors, consumer product and sensors products from 2001 to 2002.  He was an independent director of Industrial Defender, an industrial cyber-security company, from 2003 to 2014 and an advisor to, and Divisional Managing Director of, CSE-Global Ltd, Singapore from 2004 to 2014. He has been an independent director of publicly-traded Energy Conversion Devices, Inc. since 2004. Mr. Ketelhut’s services as executive and director of a variety of companies give him the skills and experience to be an effective leader and to provide guidance to management and the other Board members on financial and operational matters.  The Board also benefits from Mr. Ketelhut’s contribution as Chairman of the Executive Committee and his service on the Audit and Nominating and Governance Committees of the Board.
			2011	37,002 1.0% (6)

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor, Tech/Ops, Inc., Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)
Ryan J. Morris (4) Age – 31	2018
Mr. Morris has been the Managing Partner at Meson Capital Partners LLC, an investment partnership, since February 2009 and the Chief Executive Officer of VideoNote LLC, an educational software company, since July 2008. Mr. Morris served as the Chairman of the Board of InfuSystems Holdings, Inc. (NYSE MKT: INFU), a leading provider of infusion pumps and related services, from April 2012 until May 2015 including as Executive Chairman from April 2012 – May 2014. He was the Chairman of the Board of Lucas Energy, Inc. (NYSE MKT: LEI) from December 2012 until November 2013.

Mr. Morris’s qualifications to serve on the Board of Directors include extensive investment experience, service as a director and chairman of the board of several public companies, and service as a member of the Equity Committee responsible for maximizing value to the stockholders of another public company.
			2013	125,682 3.4% (7)

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor, Tech/Ops, Inc., Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)
* Walter M. Schenker (3) Age – 68	2016
Mr. Schenker has been a Principal at MAZ Capital Advisors, a brokerage/investment banking firm since 2010 and was a Principal at Titan Capital Management, LLC, a registered investment adviser and hedge fund from 1999 until 2010.

In 2007, TCMP3 Partners, L.P., its general partner TCMP3 Capital, LLC, its investment manager Titan Capital Management, LLC, and portfolio managers Steven E. Slawson and Mr. Schenker consented to the entry of a final judgment in an action brought by the Securities and Exchange Commission regarding their activities in connection with certain unregistered securities offerings.  Without admitting or denying the allegations of the complaint, Mr. Schenker consented to the entry of a final judgment permanently enjoining him from future violations of Section 5 of the Securities Act of 1933 and requiring him to pay a civil penalty.

Mr. Schenker’s qualifications to serve on the Board of Directors include his experience with many aspects of public company investing including accounting, financial reporting, capital allocation, strategic transactions and investor relations. The Company also benefits from his active involvement as Chairman of the Compensation Committee.
			2013	13,393 (#) (8)

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor, Tech/Ops, Inc., Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)
* Dr. Marvin G. Schorr (1)(3)(4) Age – 90	2016
Chairman of the Company’s Board of Directors from January 1988 until January 2005. Prior to that, Chairman of the Board of Directors and President of Tech/Ops, Inc., the Company’s predecessor.

As the Company’s founder and with lengthy business experience and wide-ranging interests in relevant technologies and the Company’s industry, Dr. Schorr has provided wisdom and vision to the Board for many years.  The Company has also benefited from his active involvement on the Executive, Nominating and Governance and Compensation Committees of the Board.
			1951 - 2016	424,636 11.3%
David R. A. Steadman (1)(2) Age – 78	2016
Chairman of the Company’s Board of Directors from January 2005 to January 2013. President of Atlantic Management Associates, Inc., a management services firm, from 1988 to 2009. Director of several privately held companies and charitable bodies.

Mr. Steadman’s service as executive and director of a variety of companies has given him the skills and experience to be an effective Board member and Emeritus Director and to provide guidance to management on financial and operational matters. The Board has also benefited from Mr. Steadman’s contribution as a member of the Executive Committee and his service on the Audit Committee.
			1997	41,500 1.1% (9)

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor, Tech/Ops, Inc., Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)
Paul O. Stump (2)(3) Age – 63	2017
President and Chief Executive Officer of Telequip Corporation, a manufacturer of coin dispensing equipment, from 1997 to 2007 and Consultant to Telequip Corporation from 2007 to 2009. Vice President of Engineering of Crane Payment Solutions from 2010 to 2013. Currently CEO of Chromata LLC, a manufacturer of color night vision products.

Mr. Stump’s qualifications to serve on the Company’s Board of Directors include his operational and engineering skills, as well as his management experience, which allow him to provide guidance and perspective to the Company’s management. The Board also values his contributions as a member of the Audit and Compensation Committees.
			2005	31,724 (#) (10)
Frederick A. Wang (3)(4) Age – 65	2018	Chairman of the Board since December 2015. Former President and Chief Operating Officer with responsibility for R&D, product marketing and sales and service operations at Wang Laboratories, Inc. Director and Trustee of the Wang Foundation. Mr. Wang’s in-depth experience in a variety of management and operational roles in the high tech industry provide the basis for his knowledgeable contributions to the Board of Directors, including his active role as Chairman of the Nominating and Governance Committee and as a member of the Compensation Committee.	2010	18,832 (#) (11)

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor, Tech/Ops, Inc., Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)
* Alexander J. Garden Age – 40	---
Mr. Garden has served since September 2015 as Executive Chairman of ZUME Pizza, Inc., a company working to reinvent the delivery pizza experience. He also is Executive Advisor to AirWare, a supplier of drone services. From May 2014 to May 2015, he was President of Zynga Inc., a provider of social game services played on mobile platforms and social networking sites, and from September 2009 to April 2014, he was General Manager for Xbox LIVE at Microsoft Corp, a provider of software products, services, and devices.

The Company has been informed by Mr. Morris, the shareholder who nominated Mr. Garden that Mr. Garden is a proven entrepreneur with relevant experience in engineering and building businesses, including public companies.
			---	---

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor, Tech/Ops, Inc., Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)
* Matthew Goldfarb Age – 44	---
Mr. Goldfarb currently serves as Acting Chief Executive Officer and a director of Cline Mining Corporation, a Canadian mining company whose primary asset is the New Elk coking coal mine in southern Colorado.  Since July 2015 Mr. Goldfarb has served on the Board of Directors of The Pep Boys – Manny, Moe & Jack (NYSE: PBY).  Prior to his position with Cline Mining, Mr. Goldfarb served as Chief Executive Officer of Xinergy Ltd. (TSX: XRG), a Central Appalachian coal producer, having previously served as its Vice Chairman and lead independent director since its IPO in December 2009 through November 2013.  From January 2009 until January 2010, Mr. Goldfarb managed a leveraged loan trading business at Pali Capital, Inc., a boutique investment banking firm.  Previously, Mr. Goldfarb was a Director and Senior Investment Analyst of The Blackstone Group/GSO Capital Partners from 2007-2008 and a Director and Senior Investment Analyst at Pirate Capital LLC, an event-driven hedge fund, from 2005-2006.  Prior to that, Mr. Goldfarb was with Icahn Associates Corp. for approximately five years and prior to his tenure with Icahn, was associated with the law firm of Schulte Roth & Zabel LLP.  Mr. Goldfarb has previously served on the boards of directors of Huntingdon Capital Corp. (2013 – 2014), Fisher Communications, Inc. (2011 -- 2013), CKE Restaurants, Inc., and James River Coal Company.

In December, 2013 and in contemplation of a financial restructuring, Mr. Goldfarb was retained by the Cline Mining Corporation board of directors, at the instruction of its senior lenders, to lead the financial restructuring and optimization of the mining assets of the TSX-listed issuer.   CCAA insolvency proceedings and related Chapter 15 "recognition" proceedings relating to the “work-out” of Cline Mining Corporation were initiated in December 2014, and the company emerged therefrom in July 2015.

Mr. Goldfarb resigned as the Chief Executive Officer of Xinergy, Ltd. In November, 2013.   Xinergy filed for bankruptcy protection under Chapter 11 in July, 2015 due to challenging market conditions, given its exposure to metallurgical coal pricing.

The Company has been informed by GAMCO, the shareholder who nominated Mr. Goldfarb, that it believes that Mr. Goldfarb’s qualifications to serve on the Board of Directors include his vast investing experience, his experience with commercial and corporate law as well as his extensive record of service on the boards of several public companies and that Mr. Goldfarb would bring extensive executive and investment experience to the Board.
			---	---

†	Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed or shares that power with his spouse. The footnotes for Dr. Schorr and Mr. Boyle in the table on page 2 also apply to this table.

(#)	Less than 1%.

(1)	Member of the Executive Committee.

(2)	Member of the Audit Committee. Paul B. Rosenberg also served on the Audit Committee until the 2015 annual meeting.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating and Governance Committee.

(5)	Includes 1,014 shares of Common Stock issuable upon conversion of 338 shares of Series A Preferred.

(6)	Includes 7,212 shares of Common Stock issuable upon conversion of 2,404 shares of Series A Preferred.

(7)	Includes (i) 1,014 shares of Common Stock issuable upon conversion of 338 shares of Series A Preferred and (ii) 93,271 shares of outstanding common stock and 23,097 shares of Common Stock issuable upon conversion of 7,699 shares of Series A Preferred that are owned by Meson Capital Partners LLC of which Mr. Morris is Managing Partner and as to which he disclaims beneficial ownership.

(8)	Includes 1,614 shares of Common Stock issuable upon conversion of 538 shares of Series A Preferred.

(9)	Includes 3,000 shares of Common Stock issuable upon conversion of 1,000 shares of Series A Preferred.

(10)	Includes 7,224 shares of Common Stock issuable upon conversion of 2,408 shares of Series A Preferred.

(11)	Includes 4,332 shares of Common Stock issuable upon conversion of 1,444 shares of Series A Preferred.

Vote Required

At the annual meeting, shareholders will elect two directors. The accompanying proxy card includes a means to vote for any of the four nominees: Mr. Schenker and Dr. Schorr, who have been nominated by the Board of Sevcon, Inc., and Messrs. Garden and Goldfarb, who have been nominated by shareholders. You should only vote for two of the nominees. If you vote for more than two, your vote will not be counted. Pursuant to the Company’s by-laws, directors will be elected by a plurality of the votes properly cast at the annual meeting. Accordingly, the two nominees receiving the most votes will be elected. Broker non-votes and votes withheld will not be treated as votes cast and will not affect the outcome of the election.

The Board of Directors recommends that you vote FOR the election of
Mr. Schenker and Dr. Schorr as directors.

PROPOSAL 2:	APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES ISSUABLE UNDER THE 1996 EQUITY INCENTIVE PLAN

General

The Company is seeking stockholder approval of an amendment to its 1996 Equity Incentive Plan (the “Equity Plan”) to increase the number of shares of common stock authorized for issuance by 250,000.

The purpose of the Equity Plan is to attract and retain key employees and consultants of the Company, to provide them an incentive to achieve long-range performance goals and to enable them to participate in the Company’s long-term growth. The Equity Plan also serves to align the interests of non-employee directors with those of the stockholders by increasing the directors’ proprietary interest in the Company’s growth and success, since a portion of the directors’ compensation is paid in the form of shares. This helps attract and retain well-qualified persons to serve as directors.

Grants that have been made to date under the Equity Plan are described under “Plan Benefits” below, and details about recent grants are provided under “Corporate Governance – Director Compensation” and “Executive Compensation – Compensation Tables” below. As of December 9, 2015, 139,578 shares remained available for grant. If approved, the increase of 250,000 shares, combined with the 139,578 still available, would be equivalent to 10.5% of the Company’s 3,694,872 shares presently outstanding. The Company expects to use the additional authorized shares for continued periodic equity grants to key employees, directors and consultants.  As of December 9, 2015, 11 key employees and nine non-employee directors were eligible for awards under the Equity Plan.

The Equity Plan is administered by a committee (the "Committee") of not less than three members of the Board of Directors, currently the Compensation Committee. The Committee may make awards to the Company’s employees, directors, directors emeritus and consultants based on their past or anticipated contributions to the achievement of the Company’s objectives and other relevant matters.

The Board of Directors believes that the shares issuable under the Equity Plan should be increased in order to ensure that a sufficient number of shares are available to be issued under the Equity Plan in the future in order to provide appropriate equity incentives to attract, motivate and retain key employees, directors and consultants of the Company.

Shares Subject to Awards

Assuming approval of this proposal, 389,578 shares will be available for awards under the Equity Plan. The number and kind of shares available are subject to adjustment to reflect stock dividends, recapitalizations or other changes affecting the Company’s Common Stock. If any outstanding or future award expires or is terminated unexercised or settled in a manner that results in fewer shares outstanding than were initially awarded, the shares which would have been issuable will again be available for award under the Equity Plan.

Description of Awards

The Equity Plan provides for the following basic types of awards:

Restricted Stock. The Committee may grant shares of Common Stock that are only earned if specified conditions, such as a completing a term of employment or satisfying pre-established performance goals, are met and that are otherwise subject to forfeiture.

Restricted Stock Units. The Committee may grant the right to receive shares of Common Stock in the future, also based on meeting specified conditions and subject to forfeiture. These awards are to be made in the form of “units,” each representing the equivalent of one share of Common Stock, although they may be settled in either cash or stock. Restricted stock unit awards represent an unfunded and unsecured obligation of the Company. In the discretion of the Committee, units may be awarded with rights to the payment of dividend equivalents.

Stock Options. The Committee may grant options to purchase shares of Common Stock that are either incentive stock options (ISOs) eligible for the special tax treatment described below or nonstatutory stock options. No option may have an exercise price that is less than the fair market value of the Common Stock on the date of grant, and no ISO may have a term of more than ten years. An option may be exercised by the payment of the option price in cash or with such other lawful consideration as the Committee may determine, including by delivery of a note (other than for a director or executive officer) or shares of Common Stock valued at their fair market value on the date of delivery.

Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights (SARs), under which the participant receives cash, shares of Common Stock or other property, or a combination thereof, as determined by the Committee, equal in value to the difference between the exercise price of the SAR and the fair market value of the Common Stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of an SAR may not be less than the fair market value of the Common Stock on the date of grant or in the case of a tandem SAR, the exercise price of the related option.

Awards under the Equity Plan contain such terms and conditions consistent with the Equity Plan as the Committee in its discretion approves. The Committee has discretion to administer the Equity Plan in the manner which it determines, from time to time, is in the best interest of the Company. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may be granted subject to conditions relating to continued employment, achievement of performance goals and restrictions on transfer. The Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Company. All options and restricted stock awards granted to date provide for the acceleration of vesting in the event of a change in control of the Company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the Equity Plan.

The maximum aggregate number of shares subject to all awards that may be granted to a participant in any calendar year is 60,000 shares, subject to adjustment for changes in capitalization. Incorporation of this limit is intended to qualify the awards as performance-based compensation that is not subject to the Section 162(m) $1 million limit on deductibility for federal income tax purposes of compensation paid to certain senior officers, as further discussed below.

Amendment of Equity Plan

The Board may amend the Equity Plan subject to any stockholder approval required to comply with any applicable tax or regulatory requirement.  The Committee has authority to amend outstanding awards, including changing the date of exercise and converting an incentive stock option to a nonstatutory option, if the Committee determines that such action would not adversely affect the participant.

U.S. Federal Income Tax Consequences Relating to Awards under the Equity Plan

The following discussion summarizes certain U.S. federal income tax consequences of awards under the Equity Plan based on the law as in effect on the date of this proxy statement. It does not purport to cover federal employment taxes or other federal tax consequences that may be associated with awards, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the Equity Plan. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (1) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (2) the Company may not take a deduction for federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. The Company would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options and Stock Appreciation Rights. No income is realized by the participant upon the grant of a nonstatutory option or stock appreciation right. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The Company would receive a tax deduction for the same amount. In the case of stock options or stock-settled stock appreciation rights, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by the Company. The ordinary income recognized with respect to the receipt of shares upon exercise of a nonstatutory option or stock appreciation right will be subject to applicable wage withholding and other employment taxes.

Restricted Stock. Generally, a participant will be taxed at the time the restrictions on the shares lapse without a forfeiture. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect under Section 83(b) of the U.S. tax code within 30 days after the date of the grant to be taxed (as ordinary income) on the date of grant on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. If the shares subject to the Section 83(b) election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. In either case, the Company would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by the Company.

Restricted Stock Units.  A participant will generally realize ordinary income in an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the restricted stock units at the time of settlement, which is generally upon vesting of the restricted stock units. In certain limited circumstances, a settlement date may be later than the vesting date, in which case the settlement would be made in a manner intended to comply with the rules governing non-qualified deferred compensation arrangements. In either case, the Company would receive a corresponding tax deduction at the time of settlement. If the restricted stock units are settled in shares, then upon sale of those shares any subsequent appreciation or depreciation would be treated as short-term or long-term capital gain or loss to the participant and would not result in any further tax deduction by the Company.

Other Tax Matters.

Section 162(m). United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the Chief Executive Officer or three most highly paid executive officers other than the Chief Financial Officer (each, a “covered person”) unless the compensation is “performance-based” as defined in Section 162(m) of the U.S. tax code. Stock options and SARs granted under the Equity Plan are performance-based compensation if they have exercise prices not less than the fair value of Common Stock on the date of grant. In the case of restricted stock and restricted stock units, performance goals generally must be pre-established for the relevant performance period and satisfaction of any such performance goals must be certified by the Committee.

Section 162(m) also requires that the general business criteria of any performance goals that are established by the Committee be periodically reapproved by stockholders in order for such awards to be considered performance-based and to preserve the Company's federal income tax deductions that may become available to the Company when payments based on these performance goals are made to covered persons. The Equity Plan sets forth the following list of business criteria upon which the Committee may establish performance goals for deductible performance-based awards made to covered persons: (i) increases in the price of the Common Stock; (ii) market share; (iii) sales; (iv) revenue; (v) return on equity, assets, or capital; (vi) economic profit (economic value added); (vii) total shareholder return; (viii) costs; (ix) expenses; (x) margins; (xi) earnings or earnings per share; (xii) cash flow; (xiii) customer satisfaction; (xiv) operating profit; or (xv) any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on the performance of the Company generally.

Parachute Payment Tax. A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock or restricted stock units in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and the Company may be denied a tax deduction.

Plan Benefits

To date, the Committee has granted stock options and restricted stock under the Equity Plan in the following aggregate amounts to: (i) Matthew Boyle, President and Chief Executive Officer, 80,000 stock options, of which 76,000 have lapsed without being exercised, and 87,000 shares of restricted stock, (ii) Paul N. Farquhar, Vice President and Chief Financial Officer, 60,000 shares of restricted stock, (iii) all current executive officers as a group, 80,000 stock options, of which 76,000 have lapsed without being exercised, and 147,000 shares of restricted stock, (iv) all current non-employee directors as a group,15,000 stock options, all of which have lapsed without being exercised, and 143,000 shares of restricted stock, and (v) all other current employees as a group, 23,500 stock options, of which 21,500 have lapsed without being exercised, and 187,000 shares of restricted stock.

The following table sets out the status of shares authorized for issuance under equity compensation plans at September 30, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) at end of year
	(a)	(b)	(c)
Equity compensation plans approved by security holders: 1996 Equity Incentive Plan	-	$-	139,578

Sub Total	-	$-	139,578
Equity compensation plans not approved by security holders	-	-	-
Total	-	$-	139,578

    The closing price of the Company’s common stock on the NASDAQ Capital Market on December 9, 2015 was $ 9.75.

Vote Required

Approval of the increase in the number of shares of common stock authorized for issuance under the Equity Plan will require the affirmative vote of a majority of the votes cast at the annual meeting. Accordingly, abstentions and broker non-votes will not count as votes cast for or against this proposal.

The Board of Directors recommends that you vote FOR the approval of the increase.

PROPOSAL 3:	RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2016

RSM US LLP (formerly known as McGladrey LLP) has served as the Company’s independent registered public accounting firm for the last four fiscal years.  The Board of Directors is seeking an advisory stockholder vote ratifying the appointment of RSM US LLP as the Company’s independent registered public accounting firm and expects to engage them for the fiscal year ending September 30, 2016. The Audit Committee believes RSM US LLP is well qualified to continue as the Company’s auditor.

Representatives of RSM US LLP are expected to attend the annual meeting and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The fees billed by RSM US LLP and other member firms of the RSM International network, of which RSM US LLP is a member, for fiscal 2015 and 2014 are set out below. Such other firms assisted RSM US LLP with audit and tax work in respect of the Company’s U.K. and China subsidiaries.

	(in thousands)
	2015		2014
	$		$
Audit fees		202		172
Tax fees		35		30
Total		237		202

The tax fees in 2015 and 2014 are for the preparation of the Company’s tax returns in the United States and for preparation of the Company’s UK subsidiaries’ tax returns.

All of the above services and fees were approved by the Audit Committee before the respective engagements were undertaken. The Company has not adopted pre-approval policies and procedures relating to non-audit services.

Vote Required

Ratification of the appointment of RSM US LLP by the stockholders is not required by law or by the Company’s by-laws. The Board of Directors is nevertheless submitting this non-binding resolution to the stockholders to ascertain their views. If this proposal is not approved at the annual meeting, the Audit Committee intends to reconsider its recommendation of RSM US LLP as independent auditors. The Company may retain the firm for fiscal 2016 notwithstanding a negative stockholder vote.

The ratification of the appointment of RSM US LLP will require the affirmative vote of a majority of the votes cast at the annual meeting. Accordingly, abstentions and broker non-votes will not count as votes cast for or against this proposal.

The Board of Directors recommends that you vote FOR the ratification of RSM US LLP’s selection as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.

PROPOSAL 4:	ADVISORY VOTE REGARDING THE EXECUTIVE OFFICERS’ COMPENSATION

This proposal, commonly known as “Say on Pay,” asks the stockholders to approve the compensation of the Company’s executive officers as described under “Executive Compensation” on pages 22 to 24 of this proxy statement.

The compensation paid to the Company’s executive officers is intended to align their interests with the long-term interests of the Company’s stockholders and is based on a pay-for-performance philosophy.  It is straightforward, consisting principally of salary, which must be competitive to retain the skills and experience of excellent employees, an annual bonus to reward strong performance, and equity compensation to encourage long-term commitment and team performance. Not all elements may be provided every year, depending on the performance of the Company and the executive.

In 2015 the executives led the company into potential high value on-road markets, securing business in the Far East and Europe for the future.  In addition the Company successfully penetrated new markets in agriculture and marine applications.  The markets in which we operate continue to be volatile and still face a difficult economic environment. The Board believes that with the Company’s executive leadership, we will continue to grow and prosper over the long term, that they merit their compensation and that it should be approved by the stockholders.

The vote on this proposal, which is solicited pursuant to section 14A of the Securities Exchange Act, is advisory and its outcome will not be binding on the Board nor require the Board to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board, or creating or implying any additional fiduciary duty of the Board. However, the Board expects to take into account the outcome of this vote when considering future executive compensation arrangements for the Company’s executive officers.  The Board has determined that the Company will include a stockholder vote on the compensation of its named executive officers in its proxy statement each year until the next required vote on the frequency of such votes.  Accordingly, the next such vote will occur at the 2017 annual meeting of stockholders.

The proposal will be considered approved at the annual meeting if more votes are cast in favor than against. Abstentions and broker non-votes will not count as votes cast for or against this proposal.

The Board of Directors recommends a vote FOR approval of the compensation of the
Company’s named executive officers, as disclosed in this proxy statement.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that all directors, other than Mr. Boyle, and the two shareholder nominees are independent under Securities and Exchange Commission rules and NASDAQ Capital Market listing standards, based on information known to the Company and on the annual questionnaire completed by each director and nominee. The Company may from time to time have arms-length commercial dealings with companies of which its directors may be officers and/or directors. To the Company’s knowledge, during fiscal 2015, there were no such dealings and none of the independent directors or shareholder nominees had any other business, financial, family or other type of relationship with the Company or its management other than as a director and stockholder.

Board Leadership Structure

The Company has always had different persons serving in the offices of Chairman of the Board and Chief Executive Officer (CEO), although it has no formal policy requiring that structure, and it is likely that the Board would elect an independent lead director if the Chairman and CEO were the same person.  The responsibilities of the Chairman or lead director include chairing the Executive Committee, setting the Board's agenda in collaboration with the CEO, providing guidance to the CEO, acting as a regular communication channel between the Board and CEO, presiding over executive sessions of the Board to review the Company's performance and management effectiveness, coordinating the activities of the independent directors, reviewing the activities and effectiveness of the Board committees, and evaluating the need for any changes. The Board believes that having a separate Chairman or lead director allows the CEO to focus principally on managing the Company, which is important because of the Company’s small senior management team, enhances Board involvement and communications among the independent directors, and would ensure consistent Board leadership during any CEO transition.

Board Meetings

During the fiscal year ended September 30, 2015, the Board of Directors held a total of six meetings, as well as two interim update calls. The Board regularly holds meetings at which only independent directors are present. All Board members are expected to attend the annual meeting of stockholders, subject to special circumstances. All but one of the members of the Board at the time attended the annual meeting of stockholders in 2015.

Communications to the Board

Stockholders may communicate with the Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Corporate Secretary, Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communications are addressed.

Committees of the Board

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, all the members of which are independent under Securities and Exchange Commission rules and NASDAQ Capital Market listing standards, as applicable. In addition to the meetings described below, the members of each committee communicate regularly amongst themselves and with management on Company matters.

Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee operates under a written charter that is available on the Company’s web site: www.sevcon.com.

Audit Committee

The Audit Committee is composed of five directors. The Board has determined that at least three of the members of the Committee, Messrs. Angiolillo, Hemsley and Ketelhut, are “audit committee financial experts,” as defined by the Securities and Exchange Commission. The Committee selects, evaluates and oversees the Company’s independent auditors, approves any engagement of the independent auditors to perform non-audit services, and oversees the Company’s internal accounting and financial controls. It reviews the audited financial statements and discusses them, as well as the adequacy and quality of the Company’s financial reporting principles and procedures, with management and the auditors together and in separate executive sessions. It also reviews and approves related person transactions. The Audit Committee met six times during the fiscal year ended September 30, 2015. The Committee’s report appears on page 22 below.

Compensation Committee

The Compensation Committee is composed of five directors. Generally all compensation and fringe benefit programs of the Company are subject to review and recommendation by the Committee, which also reviews and recommends the base salary and incentive compensation of the executive officers and a group of senior managers, as well as grants of equity compensation to all employees. The Chief Executive Officer provides a detailed performance assessment and compensation recommendation for each executive officer (other than himself), which the Committee considers in making its decisions. The Compensation Committee usually considers annual equity grants for executives in its December meeting each year. Other compensation decisions are made throughout the year as circumstances warrant. All compensation actions taken by the Committee are reported to the full Board of Directors, and are subject to the approval of the Board, excluding management directors. The Committee did not use the services of any compensation consultants during the past fiscal year.

The Committee also reviews and makes recommendations to the Board on director compensation and equity awards, on policies and programs for the development of management personnel, as well as management structure and organization. The Compensation Committee met six times during the fiscal year ended September 30, 2015.

The Committee is authorized to delegate to one or more executive officers of the Company the power to make awards under the 1996 Equity Incentive Plan (the “Plan”) to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 and all determinations under the Plan with respect thereto, provided that the Committee establishes the aggregate and individual maximum amounts of such awards, and such other features of the awards as required by applicable law.  The Committee has not delegated such authority to date.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of four directors. It considers nominations to the Board, develops and implements the Company’s corporate governance principles and practices, and recommends to the Board of Directors’ action related to Board composition, size and effectiveness and management succession plans for the positions of Chairman of the Board and Chief Executive Officer. The Nominating and Governance Committee met six times during the fiscal year ended September 30, 2015.

Director Nominations

In identifying potential candidates and selecting nominees for directors, the Nominating and Governance Committee does not foreclose any sources. The Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee or recommended by the Board.

The Nominating and Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary objective for director nominees is to create a Board with a broad range of skills and attributes that is aligned with the Company’s strategic needs.

The minimum qualifications for director nominees are that they:

•	be able to dedicate time and resources sufficient for the diligent performance of the duties required of a member of the Board,

•	do not hold positions or interests that conflict with their responsibilities to the Company, and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, at least a majority of members of the Board of Directors must qualify as independent directors in accordance with NASDAQ Capital Market independence rules.

The Nominating and Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider their skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria as they may contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity (principally, of education and backgrounds), age, skills and experience of the Board as a whole.

In order to recommend a candidate for consideration by the Nominating and Governance Committee, a stockholder must provide the Committee with the candidate's name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of the Company and information relevant to the considerations described above. Such information should be sent to the Nominating and Governance Committee of Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Corporate Secretary. The Committee may seek further information from or about the candidate, or the stockholder making the recommendation, including information about all business and other relationships between the candidate and the stockholder.

Board’s Role in Risk Oversight

The Company’s business involves many operational and financial risks, which management and the Board seek to mitigate through careful planning and execution. Assessing and managing risk is primarily the responsibility of the Company’s management. However, the Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board of Directors provides oversight by receiving reports from management in Board meetings and conference calls, as well as through periodic management reports. These include reports on the market environment and strategic situation, customer sales results and forecasts, availability of raw materials and components, product development, liquidity, and overall financial performance and forecasts. Board members have the opportunity to provide input and direction to management on managing risks on a current basis, either directly or through the Chairman. In order to ensure that longer term risks are also considered in a timely and consistent manner, each year the full Board reviews and approves a strategic business plan that is used by management throughout the year. The Executive Committee oversees the Company’s business activities, including its management of operational risks, between meetings of the Board. The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls. As such, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and the steps that management has taken to monitor and control such exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Company believes that Board leadership by an independent Chairman enhances the Board’s ability to oversee the Company’s operational and financial risks.

Director Compensation

Non-employee directors are each paid a retainer of $60,000, 50% in cash and 50% in the form of restricted stock, as described below. The Chairman of the Board of Directors receives an additional $20,000 per year, and the Chairmen of the principal committees receive the following additional amounts for their duties as such: Audit, $10,000, Compensation, $5,000, Nominating and Governance, $5,000. Members of the Audit Committee each receive an additional $2,000 for their duties as such, and the members of the Compensation and Nominating and Governance Committees each receive $1,500. The members of ad hoc committees appointed to address specific matters also receive additional compensation, depending on the circumstances.

Half of the non-employee directors’ annual retainer is in the form of an equity grant to align their interests with those of the stockholders. In 2015, such grants were for 3,400 shares of restricted stock, determined by dividing $30,000 by the average share price for calendar year 2014 and rounding to the nearest 100 shares. Such restricted shares will fully vest the day before the 2016 annual meeting of stockholders or, if earlier, upon the recipient’s death or disability or upon a change in control of the Company. Restricted shares may not be sold, assigned, transferred, pledged or otherwise disposed of by the recipient until they vest. If the recipient’s service as a director of the Company is terminated for any reason other than the recipient’s death or disability, any unvested shares will be forfeited and returned to the Company, unless the Compensation Committee determines otherwise in its discretion.

The following table shows compensation paid to all non-employee directors during fiscal 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)

Glen Angiolillo	34,842	24,956	59,798
Maarten D. Hemsley	35,781	24,956	60,737
William J. Ketelhut	56,421	24,956	81,377
Ryan J. Morris	29,265	24,956	54,221
Paul B. Rosenberg(3)(4)	9,951	-	9,951
Walter M. Schenker	36,562	24,956	61,518
Marvin G. Schorr	30,593	24,956	55,549
Bernard F. Start(4)	8,236	-	8,236
David R.A. Steadman	33,593	24,956	58,549
Paul O. Stump	30,921	24,956	55,877
Fred A. Wang	33,749	24,956	58,705

(1)	Represents the aggregate grant date fair value of the restricted stock awards received by the director during fiscal 2015, determined in accordance with FASB ASC Topic 718.

(2)	As of September 30, 2015, each non-employee director held 3,400 shares of restricted stock.

(3)	Mr. Rosenberg was a participant in the Company’s Directors Retirement Plan, which was terminated in 1997. The change in value of his accumulated benefit under the Plan in 2015 was $1,656.

(4)	Messrs. Rosenberg and Start served until the 2015 annual meeting.

Stock Ownership Policy

In 2004, the Board adopted Equity Compensation Guidelines in which it established a target level of stock ownership for directors of twice the level of annual cash compensation. Grants of restricted stock will be intended in part to assist in reaching these levels of ownership over time. Shares held by members of a person’s immediate family or a trust for his or their sole benefit may be counted towards the ownership requirement. Each director is required to refrain from selling Company stock acquired as restricted stock (other than to make required tax payments related to a grant) if the value, based on current market price, of his Company stock after the sale would be below his designated ownership level. The Compensation Committee has discretion to make exceptions in extraordinary circumstances where not contrary to Company goals, such as cases of significant personal hardship.

AUDIT COMMITTEE REPORT

In the course of its oversight of the Company’s financial reporting process, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended September 30, 2015, (ii) discussed with RSM US LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standard No. 16, Communications with Audit Committees, and (iii) received the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding RSM US LLPs communications with the Audit Committee concerning independence, and discussed with RSM US LLP its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the year ended September 30, 2015 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Glen J. Angiolillo, Chairman
Maarten D. Hemsley
William J. Ketelhut
David R. A. Steadman
Paul O. Stump

EXECUTIVE COMPENSATION

Compensation Tables

The following tables provide information for the last fiscal year concerning the compensation of each of the executive officers of the Company whose total compensation exceeded $100,000 in the most recent fiscal year.

Fiscal 2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	All Other Compensation ($)(1)	Total ($)
Mathew Boyle,	2015	$327,183	$-	$2,349	$329,532
President and Chief Executive Officer	2014	$338,550	$50,482	$2,424	$391,456
Paul N. Farquhar,	2015	$200,874	$-	$1,597	$202,471
Vice President and Chief Financial Officer	2014	$207,852	$30,995	$1,648	$240,495

(1)	Messrs. Boyle and Farquhar are residents of the United Kingdom and receive their cash compensation in British Pounds. The amounts shown in the table were determined using the exchange rates (ranging from $ 1.482 to $ 1.602 per British Pound during fiscal 2015) in force on the respective payment dates. The following table sets out their cash compensation as actually paid in British Pounds (£):

Name	Year	Salary (£)	Bonus (£)	All Other Compensation (£)
Mr. Boyle	2015	£212,667	£-	£1,585
	2014	£204,075	£31,125	£1,459
Mr. Farquhar	2015	£130,567	£-	£1,078
	2014	£125,291	£19,110	£992

The Company is party to a Services Agreement with each of Messrs. Boyle and Farquhar that sets forth the principal terms of his employment arrangement with the Company, as described below under “Executive Employment Agreements.”

Outstanding Equity Awards at Fiscal 2015 Year-End

	Stock Awards
Name	Number of Shares that Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(†)

Matthew Boyle	12,000	(1)	$112,920
Matthew Boyle	12,000	(2)	$112,920
Paul N. Farquhar	6,000	(3)	$56,460
Paul N. Farquhar	8,000	(4)	$75,280
Paul N. Farquhar	8,000	(5)	$75,280

(†)	Based on the closing sale price, $9.41, of the Common Stock on September 30, 2015, the last trading day of the fiscal year.

(1)	These shares of restricted stock vest as to 6,000 shares on each of (i) the third business day after the Company publicly announces its financial results for fiscal 2015 and (ii) the earlier of December 4, 2016, or the third business day after the Company publicly announces its results for fiscal 2016.

(2)	These shares of restricted stock vest as to 6,000 shares on each of (i) the third business day after the Company publicly announces its financial results for fiscal 2015 and (ii) the earlier of December 16, 2016, or the third business day after the Company publicly announces its results for fiscal 2016.

(3)	These shares of restricted stock vest as to 3,000 shares on each of (i) the third business day after the Company publicly announces its financial results for fiscal 2015 and (ii) the earlier of December 4, 2016, or the third business day after the Company publicly announces its results for fiscal 2016.

(4)	These shares of restricted stock vest as to 2,000 shares on each of (i) the third business day after the Company publicly announces its financial results from fiscal 2015, 2016, 2017 and (ii) the earlier of December 9, 2018 or the third business day after the Company publicly announces its results for fiscal 2018.

(5)	These shares of restricted stock vest as to 4,000 shares on each of (i) the third business day after the Company publicly announces its financial results for fiscal 2015 and (ii) the earlier of December 16, 2016, or the third business day after the Company publicly announces its results for fiscal 2016.

Pension Benefits

The U.K. Retirement Plan was frozen effective September 30, 2012 and in consequence there will be no future accrual earned by U.K. executive officers or employees under this defined benefit arrangement. Prior to the freezing of the plan, the executive officers participated in this defined benefit plan, which was based on 1/60th of final U.K. base salary (as defined in the Plan) for each year of service, subject to a maximum of 2/3rds of final U.K. base salary. With effect from September 30, 2012, the accrued benefits earned by the executive officers, based on their service to this date, will be frozen other than for CPI-based increases to the accrued benefits, which will be applied annually until the executive reaches retirement age.

With effect from October 1, 2012, the executive officers have participated in the Company’s U.K. Group Personal Pension Plan (“GPPP”), a defined contribution pension arrangement, with Scottish Widows plc, a U.K. based life, pensions and investment company, which is a subsidiary of Lloyds Banking Group. The Company contributes a minimum of 4% up to a maximum of 8% of the employee’s base salary on a matched basis dependent on the employee’s personal contribution as a percentage of base salary. A lump sum death in service benefit of eight times the base salary of the executive is payable on the death of the employee during employment.

Executive Employment Agreements

We have a Services Agreement with each of Messrs. Boyle and Farquhar that sets forth the principal terms of his employment arrangement with the Company. Each officer is entitled to receive a minimum base salary (Mr. Boyle – £212,667 and Mr. Farquhar – £130,567, or $321,425 and $197,339, respectively, at the exchange rate in effect on September 30, 2015), which is subject to increase by the Compensation Committee in its discretion. In addition, each officer is eligible to receive an annual cash incentive bonus as determined by the Compensation Committee in its discretion. Each officer is entitled to participate in the Company’s pension plan and to receive family health and life insurance benefits on the terms of the respective plans.

Mr. Boyle’s agreement continues until terminated by the Company upon at least 12 months’ notice, or by Mr. Boyle upon at least three months’ notice. Mr. Farquhar’s agreement continues until terminated by the Company upon at least six months’ notice, or by Mr. Farquhar upon at least three months’ notice. For the first 12 months after a change of control, the notice period for termination by the Company is increased to 18 months for Mr. Boyle and 12 months for Mr. Farquhar. Alternatively, the Company may in its discretion make a payment of salary in lieu of the whole or any part of any unexpired notice period, together with a sum equivalent to the fair value of any other benefits of employment provided under the terms of the Agreement. If we terminate the employment of either officer for cause, the officer would not be entitled to notice or compensation.

In addition, we have a Non-Competition and Non-Solicitation Agreement with each of Messrs. Boyle and Farquhar. These and the Service Agreements prohibit Mr. Boyle, for up to 24 months after his termination, and Mr. Farquhar, for up to 12 months after his termination, from (i) competing with, soliciting or enticing customers and employees away from, or disparaging the Company or any of its subsidiaries, and (ii) interfering with the continuance of supplies and services from the Company’s principal suppliers.

Upon a change in control of the Company (whether or not the officer’s employment is terminated), these agreements provide that vesting of shares of restricted stock and unvested stock options held by such officer would accelerate. (For this purpose, a "change in control" means a change in control of the Company that would be required by SEC rules to be reported in the Company’s proxy statement, including the acquisition by any person of beneficial ownership of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities.) Similarly, if we terminate an officer’s employment other than for cause or disability, vesting of shares of restricted stock and unvested stock options held by such officer would accelerate. Upon a change in control of the Company, the Company also must ensure that the officer continues to be provided with a pension plan offering benefits equivalent to the benefits provided under the Company’s pension plan in effect on July 1, 2010. The following table sets forth the compensation that would have been due to Messrs. Boyle and Farquhar as a result of a change in control of the Company, and termination of employment where applicable, occurring on September 30, 2015:

Golden Parachute Compensation

Name	Cash($)(1)	Equity($)(2)	Total
Matthew Boyle	$484,479	$225,800	$710,279
Paul N. Farquhar	$198,296	$207,020	$405,316

(1)	Represents the aggregate cash payment that would be due in lieu of notice if the executive’s employment was terminated within 12 months after the change in control. Any such payment would be made in British Pounds. The amounts shown in the table were determined using the executives’ salary at September 30, 2015 and the exchange rate (1.5114 per Pound) in force on that date.

(2)	Represents the aggregate value of restricted stock awards for which vesting would be accelerated, based on the $9.41 closing sale price of the Company’s Common Stock on September 30, 2015. The actual amount received by the officer on the sale of previously restricted stock will depend on market value at the time of such transactions. A change in control of the Company will trigger accelerated vesting of the officer’s outstanding equity awards, regardless of whether the officer’s employment is terminated in connection with the change in control transaction.

In the event of a change in control, it is possible that the compensation arrangements for Messrs. Boyle and Farquhar may be renegotiated by the officers, the Board of Directors and/or the Company’s merger or acquisition partner, in which case the amounts payable might differ from those shown above.

TRANSACTIONS WITH RELATED PERSONS

During fiscal 2015 and 2014, no related person transactions requiring disclosure in the proxy statement were identified or submitted to the Audit Committee for approval.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING;
ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND NOMINATIONS

The 2017 Annual Meeting of Stockholders will be held on February 7, 2017. In order for a stockholder proposal to be considered for inclusion in the Company’s proxy materials for the annual meeting in 2017, it must be received by the Company at 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Treasurer, no later than September 7, 2016.

The by-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Secretary or other specified officer of the Company not less than 50 days nor more than 75 days prior to the meeting, except that if notice thereof is mailed to stockholders or publicly disclosed less than 65 days in advance, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever occurs first. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons owning more than 10% of the Company’s registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of the Company’s equity securities and to provide the Company with copies of all Section 16(a) reports they file.

Based on a review of the reports filed by such persons with respect to the Company’s last fiscal year, the Company believes that all its executive officers and directors have complied with the Section 16(a) filing requirements except that Mr. Boyle filed one late report regarding the Company’s redemption of shares to cover tax withholding upon vesting of restricted stock and Mr. Farquhar filed two late reports regarding such redemptions.

OTHER BUSINESS

The Board of Directors does not know of any business that will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

APPENDIX A

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

SEVCON, INC. 155 NORTHBORO ROAD SOUTHBOROUGH, MA 01772
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by your company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEVCON, INC. The Board of Directors recommends you vote FOR Mr. Schenker and Dr. Schorr and FOR proposals 2, 3, and 4
1.	Election of Directors
Nominees:
To be elected for terms expiring in 2017:

VOTE FOR TWO

☐	Walter M. Schenker
☐	Marvin G. Schorr
☐	Alexander J. Garden
☐	Matthew Goldfarb
		For	Against	Abstain

2.	Approve the increase in the number of shares issuable under the Company’s 1996 Equity Incentive Plan.	☐	☐	☐

3.	Ratify the appointment of the independent registered public accounting firm for fiscal 2016.	☐	☐	☐

4.	Approve the fiscal 2015 compensation of the Company’s executive officers.	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SEVCON, INC.

The undersigned hereby appoints Frederick A. Wang, Paul N. Farquhar and Matthew C. Dallett, and each of them with power to act without other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Common Stock of Sevcon, Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held February 2, 2016 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.  IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF MR. SCHENKER AND DR. SCHORR UNDER PROPOSAL 1, FOR PROPOSAL 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)